Exhibit (a)(5)(B)

Boston Scientific Closes EndoChoice Acquisition

Acquisition Expands Endoscopy Portfolio

Marlborough, Mass., (TBD) — Boston Scientific Corporation (NYSE: BSX) today announced the close of its acquisition of EndoChoice Holdings, Inc. (NYSE: GI).  With the completion of the acquisition, EndoChoice will become part of the Boston Scientific endoscopy business.  EndoChoice is an Alpharetta, Georgia based company focused on the development and commercialization of infection control products, pathology services and single-use devices for specialists treating a wide range of gastrointestinal (GI) conditions.

The two organizations announced a definitive agreement on September 27, 2016 for Boston Scientific to acquire the EndoChoice business at a cash price of $8.00 per share for an approximate total of $210 million.

“We are excited to provide physicians more comprehensive solutions to help assess, diagnose and treat patients with GI conditions,” said Art Butcher, senior vice president and president, Boston Scientific, Endoscopy.  “Boston Scientific is a leader in the field of endoscopy and we are committed to providing innovative products and services to meet the changing and growing needs within the field.”

The expanded portfolio will deliver a comprehensive array of GI services and devices for physicians in group practice settings as well as hospitals and ambulatory surgery centers.  The combined business will reach growing areas within the GI continuum of care, including infection control and pathology lab services.  Boston Scientific continues to evaluate strategic options for the Full Spectrum Endoscopy (FUSE®) colonoscope, and anticipates providing an update on its plans for the platform by the end of the year.

The acquisition is expected to be breakeven to Boston Scientific adjusted earnings per share in 2017, and accretive thereafter. The transaction is expected to be less accretive (or dilutive, as the case may be) on a GAAP basis, due to amortization expense and transaction and integration costs. EndoChoice generated approximately $75 million of total sales in the twelve-month period ended September 30, 2016.

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook. For more information on the Boston Scientific endoscopy business visit http://www.bostonscientific.com/en-US/medical-specialties/gastroenterology.html.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. These forward-looking statements include, among other things, statements regarding our adjusted earnings per share, our product launches and product performance and impact. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; the closing and integration of acquisitions; intellectual property; litigation; financial market conditions; and future business decisions made by us and our competitors. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A — Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A — Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures including adjusted earnings per share. Adjusted earnings per share excludes goodwill and intangible asset impairment charges; acquisition-, divestiture-, litigation- and restructuring-related charges and credits; certain discrete tax items and amortization expense. Non-GAAP measures such as adjusted earnings per share are not in accordance with generally accepted accounting principles in the United States. The GAAP financial measure most directly comparable to adjusted earnings per share is GAAP earnings per share. The difference between our estimated impact of the acquisition on our GAAP and adjusted earnings per share relates to amortization expense on acquired intangible assets and acquisition-related net charges, which primarily include exit costs and other fees. These amounts are excluded by the Company for purposes of measuring adjusted earnings per share.

Management uses adjusted earnings per share along with other supplemental non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. Non-GAAP financial measures, including adjusted earnings per share, should not be considered in isolation from or as a replacement for GAAP financial measures. We believe that presenting non-GAAP financial measures in addition to GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making and allows investors to see our results “through the eyes” of management. We further believe that providing this information better enables our investors to understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.

CONTACTS

Media:

Catherine Brady

508-683-4797

Media Relations

Boston Scientific Corporation

Catherine.Brady@bsci.com

Rosie Ireland
+44 (0)7585 403359

Media Relations — Europe
Boston Scientific Corporation
Rosie.Ireland@bsci.com

Investors:

Susie Lisa, CFA

508-683-5565 (office)

Investor Relations

Boston Scientific Corporation

investor_relations@bsci.com